UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 24, 2017

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02.	Unregistered Sales of Equity Securities.

From May 18, 2017, to May 24, 2017, Green Plains Inc. (the “Company”) entered into privately negotiated agreements with holders, on behalf of certain beneficial owners, of the Company’s 3.25% Convertible Senior Notes due 2018 (the “2018 Notes”). Under the agreements, a total of 829,865 shares of the Company’s common stock, par value $0.01 per share, and cash in the amount of accrued but unpaid interest will be exchanged for approximately $14.7 million in aggregate principal amount of 2018 Notes. The Company expects to complete the exchanges by May 30, 2017, subject to customary closing conditions.

The exchange of treasury shares of common stock for the 2018 Notes is being made pursuant to an exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended. This current report on Form 8-K does not constitute an offer to exchange the 2018 Notes or other securities of the Company for common stock or other securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Inc.
Date: May 25, 2017
	By:	/s/ Jerry L. Peters
Jerry L. Peters
Chief Financial Officer
(Principal Financial Officer)